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EXHIBIT 2.1 (iv)

Information Deleted Pursuant To A Request For Confidential Treatment
Is Indicated By [***]

ASSET PURCHASE AGREEMENT

BETWEEN

BOEHRINGER INGELHEIM VETMEDICA, INC.

AND

KMG BERNUTH, INC.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 PURCHASE AND SALE OF ASSETS		4
2.1	PURCHASED ASSETS	4
2.2	EXCLUDED ASSETS	4
2.3	ASSUMED LIABILITIES	4
2.4	LIMITATION OF LIABILITIES	5
2.5	DELIVERY	7
ARTICLE 3 PURCHASE PRICE		7
3.1	CONSIDERATION FOR THE PURCHASED ASSETS	7
3.2	ALLOCATION OF PURCHASE PRICE	7
3.3	CERTAIN PRO-RATIONS	7
ARTICLE 4 CLOSING		7
4.1	CLOSING	7
4.2	DELIVERIES BY THE SELLER	7
4.3	DELIVERIES BY THE BUYER	8
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLER		9
5.1	ORGANIZATION AND EXISTENCE	9
5.2	AUTHORITY	9
5.3	NO VIOLATIONS	9
5.4	GOVERNMENTAL APPROVAL	9
5.5	SELLER PROCEEDINGS	9
5.6	NO BROKERS	10
5.7	OWNERSHIP OF PURCHASED ASSETS	10
5.8	ENVIRONMENTAL MATTERS	11
5.9	COMPLIANCE WITH LAWS	12
5.10	PERMITS	12
5.11	FINANCIAL STATEMENTS	13
5.12	INTANGIBLE ASSETS	13
5.13	INSTRUMENTS IN FULL FORCE AND EFFECT	13
5.14	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES	13
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYER		14
6.1	ORGANIZATION AND EXISTENCE	14
6.2	AUTHORITY	14
6.3	NO VIOLATIONS	14
6.4	GOVERNMENTAL APPROVAL	14
6.5	BUYER PROCEEDINGS	14
6.6	NO BROKERS	15
ARTICLE 7 POST CLOSING COVENANTS		15
7.1	CONFIDENTIALITY	15
7.2	EXPENSES	15
7.3	AGREEMENT TO NOT COMPETE	15
7.4	NON-INTERFERENCE WITH RELATIONSHIPS	16
7.5	SPECIFIC PERFORMANCE	16
7.6	TESTING COSTS REIMBURSEMENT	16
7.7	SUBREGISTRATIONS	16

ii

7.8	DIFLUBENZURON AGREEMENT	16
7.9	TRADEMARK LICENSE	17
ARTICLE 8 EXTENT AND SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION		17
8.1	INDEMNIFICATION BY THE SELLER	17
8.2	INDEMNIFICATION BY THE BUYER	17
8.3	INDEMNIFICATION PROCEDURE	17
8.4	SURVIVAL	18
8.5	APPLICABILITY OF INDEMNIFICATION OBLIGATION	18
8.6	LIMITATION ON AMOUNTS	18
8.7	EFFECT OF INSURANCE	18
8.8	SOLE REMEDY	18
ARTICLE 9 MISCELLANEOUS		18
9.1	NOTICES	18
9.2	ENTIRE AGREEMENT	19
9.3	AMENDMENTS AND WAIVER; RIGHTS AND REMEDIES	19
9.4	GOVERNING LAW	20
9.5	BINDING EFFECT; ASSIGNMENT	20
9.6	COUNTERPARTS	20
9.7	REFERENCES	20
9.8	SEVERABILITY OF PROVISIONS	20

Schedules	Exhibits
Schedule 2.1: Purchased Assets	Exhibit A: General Conveyance
Schedule 2.2: Excluded Assets	Exhibit B: Assumption Agreement
Schedule 2.3: Ordinary Course Agreements	Exhibit C: Registration Assignment
Schedule 3.2: Allocation of Purchase Price	Exhibit D: Contract Manufacturing Agreement
Schedule 3.3: Certain Pro-Rations	Exhibit E: Matters for Seller's Opinion
Schedule 5.4: Governmental Approvals	Exhibit F: Matters for Buyer's Opinion
Schedule 5.5(a): Proceedings	Exhibit G: Subregistration Agreement
Schedule 5.5(b): Orders	Exhibit H: Assignment and Assumption Agreement
Schedule 5.7(a): Title to Assets	Exhibit I: Subordination Agreement
Schedule 5.7(b): Other Excluded Assets	Exhibit J: Hartz Consent
Schedule 5.8(a): Environmental Matters	Exhibit K: Guaranty
Schedule 5.8(c): Environmental Matters
Schedule 5.8(d): Environmental Matters
Schedule 5.10: Permits
Schedule 5.11(b): Certain Events
Schedule 5.12: Proprietary Rights

iii

ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT ("this Agreement") is entered into on and effective as of this 30th day of December, 2002, by and between BOEHRINGER INGELHEIM VETMEDICA, INC., a Delaware corporation (the "Seller"), and KMG BERNUTH, INC., a Delaware corporation (the "Buyer"). Seller and Buyer are each a "party" hereunder and collectively the "parties" hereunder.

RECITALS

        WHEREAS, the Seller desires to transfer to the Buyer certain of the properties, assets and liabilities related to the Business (as defined below), and the Buyer desires to acquire such properties, assets and liabilities, all upon the terms set forth herein; and

        WHEREAS, the parties hereto desire to set forth certain representations, warranties and agreements, all as more fully set forth below;

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        As used in this Agreement, the following terms have the following respective meanings:

        "Accounts Receivable" means (a) all trade accounts receivable and other rights to payment from customers of Seller, (b) all other accounts and notes receivable and (c) any claim, remedy, security interest, lien, or other right related to any of the foregoing.

        "Affiliate" means, as to the Person specified, any Person controlling, controlled by or under common control with such Person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning specified in the opening paragraph.

        "Applicable Environmental Laws" has the meaning specified in Section 5.8(f).

        "Assumed Liabilities" has the meaning specified in Section 2.3.

        "Assumption Agreement" has the meaning specified in Section 4.2(d).

        "Business" shall mean the manufacturing, processing, storing, distributing, selling, marketing, use and licensing of the Rabon Products.

        "Buyer" means KMG Bernuth, Inc., a Texas corporation.

        "Buyer's Liabilities" means all liabilities of the Buyer fixed, contingent or otherwise, including any liabilities (i) related to the ownership, management or use of the Purchased Assets or operation of the Business after the Closing; and (ii) all Assumed Liabilities; but, exclusive of the Retained Liabilities.

        "Claims" means all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys' fees and disbursements) of every kind, nature and description.

        "Closing" has the meaning specified in Section 4.1.

        "Common Records" means, exclusive of the Rabon Records, all Records in possession of the Seller, to the extent that such Records relate, directly or indirectly, in whole or in part, to the Business, the Purchased Assets of the Assumed Liabilities and shall include historical financial and tax records related to the prior operation of the Business.

        "Confidential Information" has the meaning specified in Section 7.1.

        "Contract Manufacturing Agreement" has the meaning specified in Section 4.2(e).

        "Encumbrances" means liens, charges, pledges, options, mortgages, security interests, claims, easements, rights-of-way, servitudes, title defects, rights of third parties and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

        "EPA" means the United States Environmental Protection Agency and all subdivisions thereof.

        "Excluded Assets" has the meaning specified in Section 2.2.

        "Facility" means the Seller's manufacturing facility in Elwood, Kansas.

        "Finished Rabon Inventory" has the meaning specified in Section 2.2.

        "General Conveyance" has the meaning specified in Section 4.2(d).

        "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

        "Hazardous Material" has the meaning specified in Section 5.8(f).

        "Hartz Consent" has the meaning specified in Section 4.2(h).

        "Indemnified Party" has the meaning specified in Section 8.3.

        "Indemnifying Party" has the meaning specified in Section 8.3.

        "Instruments" has the meaning specified in Section 5.13.

        "Knowledge" with respect to either party means the actual knowledge after reasonable inquiry of the executive management of such party and any other Person with direct supervisory responsibility over a matter for such party.

        "Legal Requirements" has the meaning specified in Section 5.9(a).

        "Marks" has the meaning specified in Section 5.7(b)(3).

        "Non-Compete Term" has the meaning specified in Section 7.3.

        "Ordinary Course Agreements" has the meaning specified in Section 2.3.

        "Permits" means any permit, approval, authorization, license, variance, or other permission or consent required from a Governmental Entity under any applicable Legal Requirement.

        "Permitted Encumbrances" means Encumbrances for taxes, assessments and governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings.

        "Person" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

        "Proceedings" means all proceedings, arbitration, litigation, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

        "Proprietary Rights" has the meaning specified in Section 5.7(b)(3).

        "Purchased Assets" has the meaning specified in Section 2.1.

        "Purchase Price" has the meaning specified in Section 3.1.

        "Rabon Products" means the Rabon™ and Ravap™ product lines, which consists solely of the following products:

PRODUCT NAME:	EPA Reg. No.
Rabon 50 WP Insecticide	4691-128
75% Rabon Insecticide Wettable Powder	4691-129
Rabon 3 Insecticide Dust	4691-131
Rabon E.C. Livestock, Poultry and Premise Insecticide	4691-132
Rabon 97.3 Oral Larvicide	4691-133
Rabon 7.76 Oral Larvicide Premix	4691-134
Rabon Oral Larvicide Manufacturing Base	4691-135
Ravap E.C. Livestock, Poultry & Premise Insecticide Spray	4691-136
Tick & Flea Sponge-on for Dogs and Cats	4691-139
Technical Rabon Insecticide	4691-149
Americare Rabon Flea & Tick Collar for Dogs	4691-150
Americare Rabon Flea & Tick Collar for Cats	4691-151

        "Rabon Records" means all Records directly and solely related to the Business, the Purchased Assets, or the Assumed Liabilities.

        "Ravap Products" means the Ravap E.C. Livestock, Poultry & Premise Insecticide Spray.

        "Real Property" means (i) all land in which Seller has an ownership interest, (ii) all buildings, structures, fixtures, and improvements located on such land, including those under construction, and (iii) means all privileges, rights, easements, and appurtenances belonging to or for the benefit of such land.

        "Records" means all information, regardless of the medium, including, but not limited to: schedules, work papers, books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, equipment maintenance data, purchasing records and information, supplier lists, business plans, reference catalogs, purchase orders, sales forms, labels, catalogs, brochures, artwork, photographs, product display and other similar property, rights and information.

        "Retained Liabilities" has the meaning specified in Section 2.4.

        "Seller" means Boehringer Ingelheim Vetmedica, Inc., a Delaware corporation.

        "Seller Financial Statements" has the meaning specified in Section 5.11.

        "Seller's Liabilities" means all liabilities of the Seller fixed, contingent or otherwise, including any liabilities (i) related to the ownership, management or use of the Purchased Assets or operation of the Business prior to the Closing; and (ii) all Retained Liabilities; but, exclusive of the Assumed Liabilities.

        "Seller MAE" means a single event, occurrence or fact that, together with all other events, occurrences and facts that (i) has had or will have (x) a material adverse effect on the Business or Purchased Assets or (y) a material adverse effect on the ability of the Buyer to operate the Business after the date of Closing, (ii) would create an Encumbrance on any of the Purchased Assets except for a Permitted Encumbrance, (iii) results in a loss or damage to the Purchased Assets (whether or not covered by insurance) in an amount in excess of $10,000.00 or (iv) may constitute a criminal violation of law involving a felony.

        "Subordination Agreement" has the meaning specified in Section 4.2(g).

        "Subregistration Agreement" has the meaning specified in Section 7.7.

        "TCVP Task Force Agreement" means that certain Confidential Agreement for Tetrachlorvinphos Data Call-In Cost Sharing, dated as of December 7, 2001, between The Hartz Mountain Corporation and Seller.

        "Technical Rabon Insecticide Inventory" has the meaning specified in Section 2.2.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

        2.1    Purchased Assets.    Upon the terms set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer, deliver and convey to the Buyer, and the Buyer shall purchase, free and clear of any Encumbrances other than Permitted Encumbrances, assets and rights described particularly on Schedule 2.1 hereto (collectively, the "Purchased Assets").

        2.2    Excluded Assets.    The Purchased Assets shall not include the following (collectively, the "Excluded Assets"):

          (a)  Any of the assets or rights described particularly on Schedule 2.2 hereto;

          (b)  All Real Property;

          (c)  All cash and Accounts Receivable;

          (d)  All finished Rabon Products inventory ("Finished Rabon Inventory"), and all technical Rabon insecticide inventory with tetrachlorvinphos as the active ingredient ("Technical Rabon Insecticide Inventory");

          (e)  All Permits held by Seller to the extent listed on Schedule 2.2 or Schedule 5.7(b);

          (f)    All raw materials, work-in-process, and finished product inventory relating to the Ravap E.C. Livestock, Poultry & Premise Insecticide Spray; and

          (g)  The claims and rights under all contracts to which the Seller is a party not assigned to and assumed by the Buyer hereunder and, in the case of the Ordinary Course Agreements, claims and rights thereunder to the extent, but only to the extent, that such claims and rights accrue prior to Closing. Notwithstanding the foregoing, any claims or rights of the Seller under warranties relating to the Purchased Assets given by third parties shall be considered a Purchased Asset, to the extent transferable; and

          (h)  The trademark "Ravap™."

        2.3    Assumed Liabilities.    Subject to Section 2.4, the Buyer shall assume the rights and obligations of the Seller under the express written terms of the TCVP Task Force Agreement and certain other agreements and customer purchase orders to which Seller is a party as described on Schedule 2.3 (the "Ordinary Course Agreements"). Notwithstanding the foregoing, the Ordinary Course Agreements other than the TCVP Task Force Agreement shall be assumed by the Buyer to the extent and only to the extent the duties and obligations thereunder accrue on or after the date of Closing, excluding any Retained Liabilities (collectively, the "Assumed Liabilities"). Buyer shall assume all rights and obligations of Seller under the TCVP Task Force Agreement, whenever accrued, and Seller shall pay for and perform, on behalf of Buyer, all of the obligations of the Seller that would have been due or deliverable from Seller prior to the date of Closing in accordance with the TCVP Agreement as if the same had not been assigned to Buyer hereunder. Without limiting the Seller's obligations with respect to its representations and warranties under Article 5, the Seller shall not retain or take responsibility for the following with respect to the Purchased Assets:

          (a)  All accounts payable that arise subsequent to the Closing;

          (b)  Any liability or obligation for any and all taxes of, or pertaining or attributable to, (i) the Buyer for any period that begins immediately after the Closing, or (ii) the Business and/or the Purchased Assets for any period beginning immediately after the Closing (including, but in no way limited to, any and all taxes described in clauses (i) and (ii) of this Section 2.3(b)) for which liability is or may be sought to be imposed on the Seller under any successor liability, transferee liability or similar provision of any applicable federal, foreign, state or local law;

          (c)  Liabilities or obligations of the Seller or any of its Affiliates under any note, bond or other instrument;

          (d)  Any defects in products manufactured and sold after the Closing by the Buyer or any liability or obligation of the Buyer in respect of any express or implied representation, warranty, agreement or guaranty made (or claimed to have been made) by the Buyer or any of its Affiliates or imposed or asserted to be imposed by operation of law (except obligations or liabilities imposed on the Seller by operation of law after the Closing), provided that this Section 2.3(d) shall not affect any obligations of the Seller under the Contract Manufacturing Agreement;

          (e)  Any obligation of the Buyer (including indemnification and other contingent obligations) relating to (i) acts or omissions by Buyer subsequent to the Closing, (ii) goods or services provided to or for the benefit of the Buyer subsequent to the Closing, (iii) goods or services provided by or on behalf of Buyer or any of its licensees subsequent to the Closing, or (iv) any pending or threatened Proceedings or Claims made or threatened subsequent to the Closing, to the extent related to acts or omissions of Buyer subsequent to the Closing, including without limitation any liability arising out of the payment or non-payment of worker's compensation premiums on behalf of employees of the Business or other issues arising out of the coverage of such employees with respect to worker's compensation insurance arising during any period subsequent to the Closing;

          (f)    Any statutory liens accrued after the Closing against the Purchased Assets;

          (g)  Any violation by the Buyer of, or default by the Buyer under, any Legal Requirements, including, without limitation, Applicable Environmental Laws, which imposes any obligation or liability on Buyer, or any remedial obligation of Buyer under any Applicable Environmental Law arising out of or related to the ownership or operation of the Purchased Assets subsequent to the Closing;

          (h)  Any liability resulting from or relating to the employment relationship subsequent to the Closing between the Buyer or its Affiliates and any of the current employees of the Business or the termination of any such employment relationship with the Buyer or any of its Affiliates, including, without limitation, accrued severance pay and other similar benefits, if any, and any claim filed subsequent to the Closing or which may thereafter be filed by or on behalf of any current employee of the Business relating to the employment or termination of employment of any such employee by the Buyer or its Affiliates arising from the Buyer or its Affiliates acts or omissions subsequent to the Closing, including, but not limited to, any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation or workers' compensation subsequent to the Closing; or

          (i)    Any liabilities or obligations of the Buyer arising from or incurred in connection with the negotiation, preparation or execution of this Agreement or the transactions contemplated hereby, including fees and expenses of counsel.

        2.4    Limitation of Liabilities.    Except as otherwise provided in Section 2.3, the Buyer does not assume and is not in any way liable or responsible for any liabilities or obligations of the Seller; it being expressly acknowledged that it is the intention of the parties hereto that all liabilities that the Seller has or may have in the future, whether fixed or contingent, and whether known or unknown, not expressly described in the definition of Assumed Liabilities shall be "Retained Liabilities" and remain the liabilities of the Seller. Without limiting the generality of the foregoing, except to the extent specifically provided in Section 2.3, the Buyer shall not assume, or take responsibility for:

          (a)  All accounts payable as of the Closing;

          (b)  Any liability or obligation for any and all taxes of, or pertaining or attributable to, (i) the Seller for any period that ends on or before, or includes, the Closing, or (ii) the Business and/or the Purchased Assets for any period or portion thereof that ends on or before the Closing (including, but in no way limited to, any and all taxes described in clauses (i) and (ii) of this Section 2.4(b)) for which liability is or may be sought to be imposed on the Buyer under any successor liability, transferee liability or similar provision of any applicable federal, foreign, state or local law;

          (c)  Liabilities or obligations of the Seller or any of its Affiliates under any note, bond or other instrument;

          (d)  Any defects in products manufactured and sold prior to the Closing by the Seller or any liability or obligation of the Seller in respect of any express or implied representation, warranty, agreement or guaranty made (or claimed to have been made) by the Seller or any of its Affiliates or imposed or asserted to be imposed by operation of law (except obligations or liabilities imposed on the Buyer by operation of law after the Closing) provided that this Section 2.4(d) shall not affect any obligations of the Buyer under the Contract Manufacturing Agreement;

          (e)  Any obligation of the Seller (including indemnification and other contingent obligations) relating to (i) acts or omissions by Seller existing at or prior to the Closing, (ii) goods or services provided to or for the benefit of the Seller prior to the Closing, (iii) goods or services provided by or on behalf of the Seller or any of its licensees prior to the Closing, or (iv) any pending or threatened Proceedings or Claims made or threatened prior to the Closing, to the extent related to acts or omissions of Seller prior to the Closing, including without limitation any liability arising out of the payment or non-payment of worker's compensation premiums on behalf of employees of the Seller or other issues arising out of the coverage of the Seller's employees with respect to worker's compensation insurance arising during any period prior to the Closing;

          (f)    Any statutory liens accrued or existing at the time of the Closing against the Purchased Assets;

          (g)  Any violation by the Seller of, or default by the Seller under, any Legal Requirements, including, without limitation, Applicable Environmental Laws, which affects the ownership or operation of the Purchased Assets or results in any change in the Assumed Liabilities, or any remedial obligation under any Applicable Environmental Law arising out of or related to the ownership or operation of the Purchased Assets prior to the Closing;

          (h)  Any liability resulting from or relating to the employment relationship between the Seller or its Affiliates and any of their present or former employees or the termination of any such employment relationship with the Seller or any of its Affiliates, including, without limitation, accrued severance pay and other similar benefits, if any, and any claim filed on or prior to the Closing or which may thereafter be filed by or on behalf of any employee or former employee of the Seller or its Affiliates relating to the employment or termination of employment of any such employee by the Seller or its Affiliates, including, but not limited to, any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation or workers' compensation on or prior to the Closing; or

          (i)    Any liabilities or obligations of the Seller arising from or incurred in connection with the negotiation, preparation or execution of this Agreement or the transactions contemplated hereby, including fees and expenses of counsel.

        2.5    Delivery.    At Closing or as directed otherwise by the Buyer, the Seller shall deliver to the Buyer all Rabon Records. The Seller, however, shall be entitled to retain the Common Records. The Buyer and its authorized representatives shall have the right to inspect and, at the Buyer's expense, to copy the Common Records at any reasonable time during regular business hours for any proper purpose. For a period of seven (7) years following the date hereof, the Seller agrees that it will not destroy any of the Common Records without having first offered to deliver the same to the Buyer.

ARTICLE 3
PURCHASE PRICE

        3.1    Consideration for the Purchased Assets.    Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Purchased Assets (the "Purchase Price") shall be $3,820,000.00 in cash, subject to any adjustments pursuant to Section 3.3.

        3.2    Allocation of Purchase Price.    The Purchase Price shall be allocated among the Purchased Assets in the manner specified on Schedule 3.2 hereto (which Schedule shall be completed within 15 days following the Closing). The Seller and the Buyer shall cooperate with each other in the preparation, execution and filing of (a) all information returns and supplements thereto required to be filed with the Internal Revenue Service by the parties under Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder relating to the allocation of the Purchase Price and (b) all similar filings required to be filed with respect to the transactions contemplated by this Agreement with the Internal Revenue Service and other appropriate taxing authorities.

        3.3    Certain Pro-rations.    Seller shall receive a credit, on a dollar for dollar basis as reflected on Schedule 3.3.

ARTICLE 4
CLOSING

        4.1    Closing.    The Closing will take place at the offices of Haynes and Boone, L.L.P., legal counsel for the Buyer, located at 1000 Louisiana, Suite 4300, Houston, Texas 77002, at 3:00 p.m. (local time) on the date of this Agreement (the "Closing").

        4.2    Deliveries by the Seller.    At Closing, the Seller shall hereby deliver to the Buyer the following:

          (a)  Certificate of the Secretary of State of the State of Delaware, dated not more than fifteen (15) days prior to the Closing, attesting to the due organization and good standing of the Seller as a corporation in its jurisdiction of incorporation;

          (b)  Copies, certified by an executive officer of the Seller as of the Closing, of the certificate of incorporation of the Seller, and all amendments thereto;

          (c)  Copies, certified by an executive officer of the Seller as of the Closing, of resolutions duly adopted by the board of directors and the shareholders of the Seller, if required, authorizing the execution and delivery by the Seller of this Agreement and all other agreements contemplated herein, the consummation the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

          (d)  Executed counterparts of a Bill of Sale, General Conveyance, Transfer and Assignment, substantially in the form attached hereto as Exhibit A (the "General Conveyance"), and an

  Assumption Agreement, substantially in the form attached hereto as Exhibit B (the "Assumption Agreement"), together with the Rabon Products and Ravap Products registration transfers with the EPA in the forms attached hereto as Exhibit C;

          (e)  Executed counterparts of the agreement providing for the manufacture of certain of the Rabon Products by Seller and purchase of Finished Rabon Inventory and Technical Rabon Insecticide Inventory, substantially in the form attached hereto as Exhibit D (the "Contract Manufacturing Agreement");

          (f)    An opinion of Armstrong Teasdale, legal counsel to the Seller as to those matters described in Exhibit E, subject to customary qualification provisions;

          (g)  Executed counterparts of the Consent, Subordination and Agreement in the form attached hereto as Exhibit I (the "Subordination Agreement"); and

          (h)  Executed counterparts of the Assignment, Assumption and Consent Agreement among Buyer, Seller and The Hartz Mountain Corporation in the form attached hereto as Exhibit J (the "Hartz Consent").

        4.3    Deliveries by the Buyer.    At Closing, the Buyer shall hereby deliver the following to the Seller:

          (a)  Certificate of the Secretary of State of the State of Delaware, dated not more than fifteen (15) days prior to the Closing, attesting to the due organization and good standing of the Buyer as a corporation in its jurisdiction of incorporation;

          (b)  Executed counterparts each of the Assumption Agreement and Contract Manufacturing Agreement;

          (c)  A certificate, dated the Closing, from Buyer's Secretary as to true and certified copies of Buyer's organizational documents and the authority and the incumbency of all officers executing this Agreement and the documents contemplated herein on behalf of Buyer;

          (d)  Copies, certified by an executive officer of the Buyer as of the Closing, of resolutions duly adopted by the board of directors, authorizing the execution and delivery by the Seller of this Agreement and all other agreements contemplated herein, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

          (e)  An opinion of Haynes and Boone LLP, legal counsel to the Buyer, as to those matters described in Exhibit F, subject to customary qualifications;

          (f)    Executed counterparts of the Subordination Agreement and Hartz Consent;

          (g)  A guaranty of KMG Chemicals, Inc. for the indemnification obligations of Buyer under this Agreement and the payment and performance obligations of Buyer under the Contract Manufacturing Agreement in the form attached hereto as Exhibit K; and

          (h)  Cash in the amount of $3,820,000.00, as adjusted pursuant to Section 3.3, to the Seller in accordance with the following wire transfer instructions:

      [***]

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF
THE SELLER

        The Seller hereby represents and warrants to the Buyer as follows:

        5.1    Organization and Existence.    The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to own the Purchased Assets and to carry on the Business. The Seller is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in the United States in which the character of the Purchased Assets or the nature of the Business currently conducted by it requires it to be so qualified or licensed unless the failure to so qualify or be licensed would not reasonably be expected to have a Seller MAE. Seller does not own, directly or indirectly, any capital stock or other interest in any corporation, partnership, joint venture or other entity that has an ownership interest in the Purchased Assets.

        5.2    Authority.    The Seller has all necessary corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by the Seller in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of the Seller, enforceable in accordance with their terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        5.3    No Violations.    The execution and delivery of this Agreement by the Seller, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation of the transactions by it contemplated hereby will not:

          (a)  Violate any of the provisions of the Seller's certificate of incorporation or bylaws, or any agreement to which the Seller is a party;

          (b)  (i) Result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any Ordinary Course Agreement or any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which the Seller is a party or by which the Seller is bound or to which any of the Purchased Assets is subject which breach or default would reasonably be expected to have a Seller MAE or (ii) result in the creation of any Encumbrance on any of the Purchased Assets, or otherwise give any Person the right to terminate any Ordinary Course Agreement or other agreements assumed by the Buyer; or

          (c)  To the Seller's Knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon the Seller, or the Purchased Assets.

        5.4    Governmental Approval.    Except as set forth in Schedule 5.4, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby.

        5.5    Seller Proceedings.

          (a)  Except as set forth in Schedule 5.5(a), there are no Proceedings pending, instituted or, to the Knowledge of the Seller, threatened against the Seller and relating to the Business or the

  Purchased Assets or that challenges or seeks injunctive relief with respect to the transactions contemplated by this Agreement;

          (b)  Except as set forth in Schedule 5.5(b), Seller is not subject to any judicial or administrative judgment, order, decree or restraint currently affecting the Business or the Purchased Assets.

        5.6    No Brokers.    Except for Brakke Consulting, Inc., the Seller has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other Person is entitled to any commission or finder's fee from the Seller in connection with such transactions.

        5.7    Ownership of Purchased Assets.

          (a)  Except with respect to the Marks and as set forth in Schedule 5.7(a) hereto, the Seller owns good and marketable title to the Purchased Assets, free and clear of all Encumbrances except for Permitted Encumbrances, and, upon the Seller's execution and delivery of this Agreement and the General Conveyance, the Buyer will own good and marketable title to the Purchased Assets, free and clear of all Encumbrances except for Permitted Encumbrances. Except as set forth in Schedule 5.7(a), no Affiliate of Seller owns any part of the Purchased Assets (including without limitation the Rabon Records). The tangible Purchased Assets (i) are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, and (ii) are capable of being used in the Business as presently being conducted without present need for repair or replacement except in the ordinary course of the Business;

          (b)  Except as set forth in Schedule 5.7(b) and for the Excluded Assets, the Purchased Assets constitute all of the assets (whether real or personal, tangible or intangible) of the Seller that are used primarily in the Business. In furtherance of the foregoing, Schedule 2.1 describes all of the following, to the extent related solely and directly to the Business:

            (1)  All equipment, machinery, tools, appliances, implements, spare parts, supplies, and all other tangible personal property of every kind and description, together with any rights or claims of the Seller arising out of the breach of any express or implied warranty by the manufacturers or sellers of any such assets; all inventories, purchased parts, shipping containers and supplies, whether in the possession of the Seller, in the possession of third parties, or in transit to or from the Seller;

            (2)  All customer and vendor lists, including all available names, addresses and telephone numbers;

            (3)  All registered and unregistered trademarks, including all of the Seller's rights to (i) the name "Rabon" and all derivatives thereof, (ii) all service marks, logos, corporate names, and trade names, with respect to the name "Rabon" and all derivatives thereof (iii) all related goodwill, and (iv) all other intellectual property rights and other intangible assets, including but not limited to all efficacy, toxicology, residue, health and environmental data and studies relating to tetrachlorvinphos and any data compensation rights in respect thereto (clauses (i), (ii) and (iii), collectively, the "Marks" and, with clause (iv), collectively, the "Proprietary Rights");

            (4)  All of the documentation and other materials, and all Seller's rights thereto, associated with the Proprietary Rights, including without limitation, all manufacturing and product designs, specifications, processes and documentation, product labels, technical information and all copyrights thereto;

            (5)  All Rabon Records; and

            (6)  The Permits (including without limitation Permits for the Rabon Products with the EPA, along with any similar registrations under applicable state law) and other authorizations and applications therefor.

        5.8    Environmental Matters.

          (a)  Except as set forth on Schedule 5.8(a) or as reflected in the Rabon Records, the Seller has received no written notice of any investigation or inquiry by any Governmental Entity under any Applicable Environmental Laws relating to the Business or the ownership or operation of the Purchased Assets. Except as set forth on Schedule 5.8(a) hereto, no condition exists with respect to the Business or on any of the Purchased Assets which would subject the Seller or the Purchased Assets to any remedial obligations under any Applicable Environmental Laws.

          (b)  Except as to matters that would not constitute a Seller MAE and only with respect to the operation of the Business or ownership of the Purchased Assets since January 1, 1996, the Seller has obtained and been in compliance with all of the material terms and conditions of all Permits required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Applicable Environmental Laws.

          (c)  Except as set forth on Schedule 5.8(c), the Seller has not caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at the Facility, except in accordance with all Applicable Environmental Laws or except to the extent the same would not have a Seller MAE.

          (d)  Except as set forth on Schedule 5.8(d), the Seller has not received any written notice from any Governmental Entity regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit, necessary to operate the Business or the Purchased Assets that pertains to Applicable Environmental Laws or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any such Permit.

          (e)  Except for Permits related to the Business, the Seller is not currently operating or required to be operating any of the Purchased Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

          (f)    For purposes of this Agreement, "Applicable Environmental Laws" means any and all Legal Requirements pertaining to (x) the control of any potential pollutant or protection of the air, water or land, (y) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, or (z) exposure to hazardous, toxic or other substances alleged to be harmful. Applicable "Environmental Laws" shall include all such laws in effect in any and all jurisdictions in which the Purchased Assets are located or in which any Seller or its Affiliates has conducted operations using any of the Purchased Assets, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, Fungicide Rodenticide Act, as amended, the Food Quality Product Act, as amended, and other environmental conservation or protection laws. For purposes of this Agreement, the term "Hazardous Material" means (i) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Applicable Environmental Laws and (ii) petroleum (including crude oil and any fraction thereof), natural gas and natural gas liquids.

        5.9    Compliance With Laws.    Except as would not have a Seller MAE and only with respect to operations of the Business or the ownership of the Purchased Assets:

          (a)  The Seller is, and at all times since January 1, 1996 has been, in compliance with each law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation (collectively, "Legal Requirements");

          (b)  No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement; and

          (c)  Within the two (2) years preceding the date of Closing, Seller has not received any notice or other communication (written or otherwise) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Legal Requirement.

        5.10    Permits.    To the extent related to the Business or the ownership of the Purchased Assets, Schedule 5.10 sets forth all of the Permits issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement and each such Permit is valid and in full force and effect. No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes a violation of or a failure to comply with any term or requirement of any Permit or (B) will result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to any Permit. All applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entity. The Permits listed in Schedule 5.10 collectively constitute all of the material Permits necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Seller to own, maintain and use the Purchased Assets in the manner in which it currently owns, maintains and uses such Purchased Assets.

        5.11    Financial Statements.

          (a)  True and correct copies of the unaudited statements of sales revenue, volume and gross profit for Rabon Products (by product) for the two years ended December 31, 2000 and 2001, and an interim statement of sales revenue, volume and gross profit as of October 31, 2002 (collectively, the "Seller Financial Statements"), have been previously delivered to the Buyer. The Seller Financial Statements fairly present, in accordance with generally accepted accounting principles consistently applied, in all material respects the sales, volume and gross profit of the Seller for Rabon Products for the periods covered thereby.

          (b)  Except as set forth in Schedule 5.11(b), since December 31, 2001, to the extent related to the Business there has not been (i) to the Knowledge of Seller, any Seller MAE, or (ii) any sale, lease or other disposition by the Seller of any assets or any interests therein, or entering into any agreement by the Seller granting to any third person a right to purchase, lease or otherwise acquire any assets or interests therein.

        5.12    Intangible Assets.    There are no pending or, to the Knowledge of the Seller, threatened infringement claims against the Seller by any Person with respect to any of the Proprietary Rights. Except as set forth on Schedule 5.12 and except with respect to the Marks, the Proprietary Rights will afford the Buyer at all times after the Closing the rights to use all technology, proprietary information, know-how or patented ideas, designs, inventions, trademarks, copyrights, tradenames and service marks owned by the Seller to the extent used solely and directly in the conduct of the Business as presently being conducted. To the Seller's Knowledge, the use of the Proprietary Rights (exclusive of the Marks) does not and the conduct of the Business as presently conducted does not, infringe on the rights of any other Person.

        5.13    Instruments in Full Force and Effect.    The Ordinary Course Agreements and other material commitments, agreements and obligations (including without limitation licenses, royalties, assignments and similar agreements with respect to the Proprietary Rights) constituting a part of the Purchased Assets (the "Instruments") are valid, binding and in full force and effect, have not been amended or supplemented in any manner or respect except as disclosed, and upon assignment and assumption, with applicable consents if necessary, will be enforceable by the Buyer in accordance with their respective terms. There are no defaults by the Seller thereunder and to the Seller's Knowledge there are no defaults thereunder by any other party thereto, and, to the Seller's Knowledge, no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder. None of the rights under the Instruments will be impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by the Buyer after the Closing without the authorization, consent, approval, permit or licenses of, or filing with, any other Person.

        5.14    Disclaimer of other Representations and Warranties.    Except as expressly set forth in this Article 5, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Purchased Assets), businesses, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Article 5, the Buyer is purchasing the Purchased Assets on an "as-is" basis.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer hereby represents and warrants to the Seller as follows:

        6.1    Organization and Existence.    The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, with all necessary corporate power and authority to own the Purchased Assets and to carry on the Business. The Buyer is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in the United States in which the character or the nature of the business currently conducted by it requires it to be so qualified or licensed unless the failure to so qualify or be licensed would not reasonably be expected to have a material adverse effect.

        6.2    Authority.    The Buyer has all necessary corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by the Buyer in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of the Buyer, enforceable in accordance with their terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        6.3    No Violations.    The execution and delivery of this Agreement by the Buyer, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

          (a)  Violate any of the terms of the Buyer's articles of incorporation or bylaws, or any agreement to which the Buyer is a party;

          (b)  Result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which the Buyer is a party or by which the Buyer is bound or to which any of its assets is subject or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a material adverse effect on the Buyer's business or financial condition or the results of its operations or on its ability to perform its obligations hereunder; or

          (c)  To the Buyer's Knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon the Buyer or any of its subsidiaries.

        6.4    Governmental Approval.    No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery, of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated herein.

        6.5    Buyer Proceedings.    There are no Proceedings, suits or investigations pending, instituted or, to the Knowledge of the Buyer threatened against the Buyer or its subsidiaries that could reasonably be expected to have a material adverse effect on the business or financial condition of the Buyer taken as a whole or that, if adversely determined, would delay or prevent the consummation of the transactions contemplated by this Agreement.

        6.6    No Brokers.    The Buyer has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other Person is entitled to any commission or finder's fee from the Buyer in connection with such transactions. The Buyer will indemnify and hold harmless the Seller from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses the Seller may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of the Buyer.

ARTICLE 7
POST CLOSING COVENANTS

        The Seller and the Buyer hereby covenant and agree as follows:

        7.1    Confidentiality.

          (a)  Each party shall maintain in strict confidence all Confidential Information and disclose such Confidential Information only (A) to its employees and duly authorized agents and representatives who have been informed of the obligations of the parties under this Agreement with respect to such Confidential Information, who have a need to know information in connection with consummating the transactions contemplated herein, and who agree to keep such information confidential, or (B) as required by legal process (of which the other party shall be given prompt notice). The party receiving Confidential Information (as used in this Section, "receiving party") shall be responsible for any breach of this Section 7.1 with respect to such Confidential Information by any of its representatives and agrees to take all reasonable measures to restrain its representatives from prohibited or unauthorized disclosure of the Confidential Information. For the purpose of this Section 7.1(a), the term "Confidential Information" shall mean information that (i) with respect to the Buyer, relates directly and solely to the Business, the Purchased Assets, the Rabon Records or the Assumed Liabilities, and with respect to the Seller, relates directly and solely to the Common Records, and (ii) is the subject of efforts that under the circumstances are reasonable to maintain its confidentiality; provided however "Confidential Information" shall not mean (A) information generally available to the public which has not become available as a result of disclosure in violation of this Section 7.1, (B) information which becomes available on a nonconfidential basis from a source other than the receiving party or its representatives, provided that such source is not known by the party to this Agreement receiving such information to be bound by a confidentiality agreement or other obligation of secrecy to another party to this Agreement or its representatives and (C) information that was or is developed by the receiving party independently of and solely without reference to any Confidential Information.

          (b)  No press release, public announcement, confirmation or other information regarding this Agreement or the contents hereof shall be made by the Buyer or the Seller without prior consultation with the Buyer and the Seller, except as may be necessary in the opinion of counsel to any party to meet the requirements of any applicable law or regulations (including, without limitation, disclosure requirements in connection with securities laws and regulations or exchange rules) or the determination of any court.

        7.2    Expenses.    Except as otherwise expressly provided in this Agreement, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement. Without limiting the generality of the foregoing, Seller shall be responsible and shall pay all costs and expenses associated with Brakke Consulting, Inc.

        7.3    Agreement to Not Compete.    In consideration of the Purchase Price, the Seller agrees that, effective as of the date hereof and for a period of sixty (60) months hereafter (the "Non-Compete

Term"), neither the Seller nor any of its Affiliates shall, without the consent of the Buyer, directly or indirectly own, engage in, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an employer, principal, agent, representative, consultant, investor, owner (including shareholder), lender, partner, manager, joint venturer or otherwise with, or permit its or its Affiliates' names to be used by or in connection with (i) the Business conducted by the Seller (except with respect to the Ravap Products) and (ii) the development, manufacturing, processing, storage, distribution, sale marketing, use and licensing of oral larvicides in the United States.

        7.4    Non-Interference with Relationships.    During the Non-Compete Term, the Seller shall not directly or indirectly, to the extent related to the Business:

          (a)  (i) call upon, canvass, solicit or transact, or attempt to call upon, canvass, solicit or transact, business with any customer of the Buyer (except with respect to the Ravap Products), or (ii) advise customers or suppliers of the Seller to withdraw, curtail or cancel business with the Buyer; or

          (b)  (i) render services related to the Business to or for competitors of the Buyer, or (ii) supply sales, financial, manufacturing, design, marketing, engineering or technical information with respect to the Business to third parties.

        7.5    Specific Performance.    The Seller acknowledges and agrees that any breach of the restrictive covenants set forth in Sections 7.3 and 7.4 hereof will result in irreparable damage to the Buyer for which there will be no adequate remedy at law, and the Seller consents to an injunction, issued by any court of competent jurisdiction, in favor of the Buyer, enjoining any breach of such covenant, without prejudice to any other right or remedy to which the Buyer may be entitled. In the event that any part of Sections 7.3 and 7.4 herein is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended for too great a period of time or too large a geographic area or over too great a range of activities, that section is to be interpreted to extend only over the maximum period of time, geographic area or range of activities required to render it valid and enforceable.

        7.6    Testing Costs Reimbursement.    Seller is now responding to a Reauthorization Eligibility Document for tetrachlorvinphos that was issued in 1995 by the EPA. A revised risk assessment that incorporated the requirements of the Food Quality Protection Act of 1996 was conducted in 1997-99. The EPA required additional residue chemistry studies on poultry, swine and cattle to confirm that residues of tetrachlorvinphos and four metabolites were at acceptable dietary levels. These studies were requested in December 1999. To the extent that the aggregate out-of-pocket testing cost of any residue testing incurred by Buyer as part of satisfying such reregistration of the Rabon Products, plus any related administrative out-of-pocket costs, exceeds $250,000.00, Seller will pay for or reimburse such costs on Buyer's behalf promptly upon receipt of an invoice from Buyer, up to an aggregate total of $1,000,000.00, which invoice shall contain evidence that such costs were incurred and satisfied by payment to a third party. The provisions of this Section 7.6 are not subject to the limitations of Sections 8.6.

        7.7    Subregistrations.    Immediately following the approval of the transfer to Buyer of the registrations for the Rabon Products by the EPA, Buyer shall deliver to the Seller the executed counterpart of an agreement under which Buyer subregisters to Seller the right to sell Ravap E.C. Livestock, Poultry & Premise Insecticide Spray, substantially in the form attached hereto as Exhibit G (the "Subregistration Agreement").

        7.8    Diflubenzuron Agreement.    As soon as practicable after the Closing, Seller shall use its commercially reasonable best efforts to take all such action as is reasonably necessary to assist Buyer without additional cost or liability to Buyer in securing the consent of Crompton Sales Company, Inc. to the assignment of that certain Distribution and Formulation Agreement dated June 1, 2001. Upon such consent, each of Seller and Buyer shall promptly execute and deliver the Assignment and Assumption Agreement attached hereto as Exhibit H, which assignment shall include all data and other information developed by the parties to the Crompton Sales Agreement in connection with the performance of such agreement.

        7.9    Trademark License.    Seller recognizes the need to allow Buyer, during the pendency of the transfer of Rabon Products registrations contemplated by this Agreement, to use certain trademarks of Seller as are currently included on labels of Rabon Products, including: BOEHRINGER INGELHEIM, BOEHRINGER INGELHEIM VETMEDICA, INC. and related trademark designs ("BI Trademarks"). Seller hereby grants to Buyer, subject to and in compliance with all other terms and conditions of this Agreement, a non-exclusive license to use the BI Trademarks for a period of one year following the Closing solely in connection with (i) printing labels that conform to the EPA registrations for Rabon Products, and (ii) affixing such labels to Rabon Products that conform to the EPA registrations therefor. Upon reasonable request of Buyer, Seller will extend the term of the license granted under this Section 7.9 in up to two successive six-month increments with respect to Rabon Products for which the EPA has not transferred registration at the time of such request. Buyer agrees that it will do nothing inconsistent with Seller's ownership of the BI Trademarks, and that all use of the BI Trademarks and all goodwill developed therefrom shall inure to the benefit of and be on behalf of Seller. Buyer agrees that nothing in this clause shall give Buyer any right, title, or interest in the BI Trademarks other than the right to use the BI Trademarks in accordance with this Section 7.9. Buyer agrees that it will not attack the title of Seller to the BI Trademarks or attack the validity of this clause. Buyer is prohibited from entering into any sublicenses of its rights under this Section 7.9 to any other third party without the consent of Seller, which consent shall not be unreasonably withheld. Seller hereby consents to the sublicense by Buyer of any and all of Buyer's rights under this Section 7.9 to PM Resources.

ARTICLE 8
EXTENT AND SURVIVAL OF REPRESENTATIONS,
WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

        8.1    Indemnification by the Seller.    The Seller agrees to indemnify, defend and hold the Buyer and its Affiliates, officers, directors, employees or agents harmless from and against any and all Claims sustained by the Buyer or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of the Seller contained in this Agreement, or (ii) Seller Liabilities.

        8.2    Indemnification by the Buyer.    The Buyer agrees to indemnify, defend and hold the Seller and its Affiliates, officers, managers, employees or agents harmless from and against any and all Claims sustained by the Seller or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of the Buyer contained in this Agreement, or (ii) any of the Buyer Liabilities.

        8.3    Indemnification Procedure.    Any party seeking information or reimbursement for Claims hereunder (the "Indemnified Party") shall as promptly as practical notify the party from which such indemnification is sought (the "Indemnifying Party") upon which the Indemnified Party intends to base a claim for indemnification or reimbursement hereunder; provided, however, that the failure of an Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such Claim except to the extent the Indemnifying Party is actually prejudiced or damaged by the failure to receive timely notice. In the event of any claims for indemnification or reimbursement, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) the defense of any claim, demand, lawsuit or other proceeding brought against the Indemnified Party, which claim, demand, lawsuit or other proceeding may give rise to the indemnity or reimbursement obligation of the

Indemnifying Party hereunder, and may assert any defense of any party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification or reimbursement hereunder. Notwithstanding the right of an Indemnified Party so to participate, the Indemnifying Party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) the Indemnified Party shall have acknowledged the obligation to indemnify the Indemnified Party hereunder and the settlement is solely for cash or (ii) the Indemnified Party shall have declined so to participate.

        8.4    Survival.    All representations and warranties of the parties hereto shall survive the date hereof and shall remain in full force and effect for a period of eighteen (18) months, except for Sections 5.2, 5.7 and 5.8 which shall continue until the expiration of the applicable statute of limitations. All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with the transactions contemplated hereby. The covenants and agreements entered into pursuant to this Agreement shall survive the date hereof without limitation (subject to the applicable statutes of limitations).

        8.5    APPLICABILITY OF INDEMNIFICATION OBLIGATION.    EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTION 8.2 OR 8.3 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF COVENANT, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

        8.6    Limitation on Amounts.    No Indemnified Party shall be entitled to any indemnification until the aggregate dollar amount of all Claims suffered by the Indemnified Party reaches Fifty Thousand Dollars ($50,000.00); provided, however, that the Indemnified Party shall then be entitled only to those amounts exceeding $50,000.00 once that amount is exceeded. Notwithstanding any other provisions contained in this Agreement, the maximum amount that may be recovered by an Indemnified Party under this Article 8 or otherwise shall be One Million Nine Hundred and Ten Thousand Dollars ($1,910,000.00). In no event shall this section apply to the obligations of the Buyer under Article 2 or Seller under Section 7.6.

        8.7    Effect of Insurance.    Any Claim for which an Indemnifying Party is liable shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered that directly relate to the Claims for which indemnification is sought.

        8.8    Sole Remedy.    The Buyer and the Seller acknowledge and agree that in the absence of fraud, gross negligence or intentional misconduct, the foregoing indemnification provisions in this Article 8 shall be the sole and exclusive remedy at equity and law of the Buyer and the Seller with respect to this Agreement, provided that this provision shall not affect the rights and remedies of the parties under the Contract Manufacturing Agreement.

ARTICLE 9
MISCELLANEOUS

        9.1    Notices.    All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid overnight delivery service, or sent by facsimile transmission, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

        If to the Buyer:

    KMG Bernuth, Inc.
    10611 Harwin, Suite 402
    Houston, Texas 77036
    Attention: John V. Sobchak, Vice President and CFO
    Facsimile: (713) 988-9298

        with a copy to:

    Roger C. Jackson, Esq.
    General Counsel
    KMG Chemicals, Inc.
    10611 Harwin, Suite 402
    Houston, Texas 77036
    Facsimile: (713) 988-9298

        If to the Seller:

    Boehringer Ingelheim Vetmedica, Inc.
    2621 North Belt Highway
    St. Joseph, Missouri 64506-2002
    Attention: Jim Kroman
    Facsimile: (816) 233-3487

        with a copy to:

    Armstrong Teasdale, LLP
    One Metropolitan Square
    Suite 2600
    St. Louis, Missouri 63102-2740
    Attention: Mark Stoneman
    Facsimile: (314) 612-2353

        Such notices, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended receipt, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when confirmation of receipt is received.

        9.2    Entire Agreement.    This Agreement, including the schedules, exhibits, annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement supersedes that certain letter agreement, dated November 1, 2002. This Agreement does not, however, supersede that certain Mutual Nondisclosure Agreement, between the Buyer and Seller, dated August 28, 2002; provided, however that Buyer shall have no obligations under the Mutual Nondisclosure Agreement with respect to Rabon Records.

        9.3    Amendments and Waiver; Rights and Remedies.    This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

        9.4    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

        9.5    Binding Effect; Assignment.    This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Buyer may upon notice to the Seller direct that title to all or part of the Purchased Assets be taken in one or more of the Buyer's wholly owned subsidiaries (direct or indirect).

        9.6    Counterparts.    This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        9.7    References.    All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

        9.8    Severability of Provisions.    If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

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        IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

BUYER:		SELLER:
KMG BERNUTH, INC.		BOEHRINGER INGELHEIM VETMEDICA, INC.
By:	/s/ DAVID M. HATCHER	By:	/s/ DAVID J. ROBERTS
	David M. Hatcher, President	Name:	David J. Roberts
		Title:	Vice President—Finance

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EXHIBIT 2.1 (iv)
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 PURCHASE AND SALE OF ASSETS
ARTICLE 3 PURCHASE PRICE
ARTICLE 4 CLOSING
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLER
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYER
ARTICLE 7 POST CLOSING COVENANTS
ARTICLE 8 EXTENT AND SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION
ARTICLE 9 MISCELLANEOUS